EXHIBIT 10.2

FORM OF FOURTH WAIVER AND MODIFICATION AGREEMENT

This FOURTH WAIVER AND MODIFICATION AGREEMENT is made and entered into as of March 20, 2007, by and between BLASTGARD INTERNATIONAL, INC., a Colorado corporation (the “Company”), and the holders identified on the signature page hereto (each a “Holder” and collectively the “Holders”).  Capitalized terms used but not defined herein will have the meanings assigned to them in the Subscription Agreement (as defined below).

WHEREAS, the Company and the Holders entered into a Subscription Agreement dated as of December 2, 2004 (the “Subscription Agreement”);

WHEREAS, Holders entered into a Modification and Waiver Agreement dated December 6, 2005 (Modification) as amended on June 7, 2006 (Second Modification) and on July 20, 2006 (Third Modification);

WHEREAS, the Company issued to each Holder a Note (the “Note”) and a Class A and Class B Warrant pursuant to the Subscription Agreement, which are currently exercisable at $1.00 per share and $1.50 per share, respectively;

WHEREAS, on June 22, 2006, the Company issued to the Holders Series F Common Stock Purchase Warrants, exercisable at $.75 per share;

WHEREAS, the Company intends to sell:

(1) Up to 20,000,000 Units at a purchase price of $.30 per Unit, each Unit consisting of one share of Common Stock, $.001 par value, and one-half Warrant, each whole Warrant to purchase one additional share of the Company’s Common Stock at a purchase price of $.45 per share, in an attempt to raise up to Six Million ($6,000,000) Dollars; and

(2)  Warrants to the Placement Agent to purchase 10% of the Units sold at a purchase price of $.30 per Warrant (the “Proposed Sale”); and

WHEREAS, in connection with the contemplated Proposed Sale, under the Subscription Agreement, Modification, Second Modification and Third Modification;

(i)

each Holder possesses a right of first refusal with respect to such sale pursuant to Section 12(a) of the Subscription Agreement, and

(ii)

the Company must receive each Holder’s prior consent to offer, issue or agree to issue any securities convertible into or exercisable for shares of Common Stock to any person or entity at a price per share that is less than the Conversion Price or the Warrant exercise price, otherwise, the Company shall issue additional shares of common stock to the Holder so that the average purchase price per share of the Common Stock issued to the Holder (of only the Common Stock or Warrant Shares still owned by the Subscriber) is equal to such other lower price per share and the Conversion Price and Warrant exercise price will automatically be reduced to such other lower price per share pursuant to Section 12(c) of the Subscription Agreement.

WHEREAS, the Holder wishes to waive such right of first refusal under Section 12(a) and consent to the issuance of common stock and Warrants by the Company in connection with the Proposed Sale;

WHEREAS, in connection with the contemplated sale by the Company of the Selling Shares to the Buyer, each Holder possesses a right under their Section 2.1(c)(D) of the Note to a reduction of the Fixed Conversion Price, as defined in the Note (the “Fixed Conversion Price”), and right under Section 3.4 of the Class A and Class B Warrants to a reduction of the Purchase Price, as defined in the Warrants (the “Purchase Price”);

WHEREAS, the Holders have certain registration rights with respect to the resale of the Common Stock underlying their Notes and the resale of the Common Stock issuable upon exercise of their Class A and Class B Warrants, and in light of the applicability of Rule 144K to the Holders of the Notes, the Holders agree to waive their registration rights with respect to their Notes;

WHEREAS, pursuant to Section 2(f) of the Series F Warrant, the Series F Warrant is callable at $1.10 per share under certain conditions and the parties wish to reduce the call price to $.73 per share which represents a proportionate decrease in the call price in light of the reduction of the exercise price to $.50 per share as described below; and

WHEREAS, Section 3(b) of the Series F Warrant provides for certain anti-dilution protection and the Holders of the Series F Warrants are willing to modify those rights in connection with the proposed sale and to accept a reduction in the purchase price to $.50 per share, without any increase in the number of Warrant Shares.

NOW, THEREFORE, the Company and the Holders hereby agree as follows:

SECTION 1.

Acknowledgment, Waiver and Consent.  The Holders hereby acknowledge receipt of notice of the Proposed Sale in satisfaction of Sections 12(a) of the Subscription Agreement and waives the rights granted to it therein; and the Holder hereby consents to the issuance of common stock and warrants exercisable for shares of Common Stock, also deemed equity, by the Company under the Proposed Sale.

SECTION 2.

Reduction in the Fixed Conversion Price of the Note and the Purchase Price and Call Price of the Warrant.  The Company acknowledges each Holder’s rights under the Subscription Agreement, the Note, the Class A and Class B Warrants and the Amendment and hereby reduces the Fixed Conversion Price of the Notes to $0.30, the Purchase Price of the Series F Warrant to $0.50 and the Purchase Price of any other Warrant to $0.45 per share of the Company’s common stock. Further, the Holders agree that the Company can withdraw from registration any shares of common stock issuable upon conversion of the Notes, but will maintain the effectiveness of the resale of shares of common stock underlying the Holders Warrants pursuant to their Registration Rights Agreement. The call price of the Series F Warrant shall be reduced to $.73 per share under Section 2(f) of the Series F Warrant. The reduction in the exercise price of the Series F Warrant to $.50 per share shall be the only adjustment made to the Series F Warrants as the Holders will waive any increase in the number of Warrant Shares that would otherwise be called for under Section 3(b) of the Series F Warrants.

SECTION 3.

Extension of Maturity Date of the Note.  The Holders and Company agree to extend the Maturity Date of the Note to twelve months from the date hereof.

SECTION 4.

Security.  The Holders agree that for a period of 10 months from the date hereof, the Holders will not commence any action to foreclose on the security interest granted to the Holders on or about December 2, 2004 unless Holders, in their sole discretion, determine that the security is in danger of being compromised.

SECTION 5.

 Revision to Section 2.4 of the Note. Section 2.4 of the Notes, with the addition of the last sentence as set forth below, is amended to read as follows: “Maximum Conversion. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.4 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Holder may void the conversion limitation described in this Section 2.4 upon and effective after 61 days prior written notice to the Borrower. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%. Notwithstanding anything contained herein to the contrary, under no condition may the Holder at any time be allowed to convert the Note into an amount of shares of the Borrower’s Common Stock to the extent such conversion would result in the Holder being considered an affiliate of the Borrower under Rule 144K of the Securities Act of 1933, as amended, as a result of  beneficially owning more than 9.99% of the Borrower’s Common Stock.”

SECTION 6.

Miscellaneous.

(a)

Amendments.  This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(b)

Counterparts.  This Waiver may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(c)

Governing Law.  This Waiver will be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the rules governing the conflicts of law.

(d)

Headings.  The headings in this Warrant are for purposes of reference only, and will not limit or otherwise affect any of the terms hereof.

(e)

Severability.  The invalidity or unenforceability of any provision hereof will in no way affect the validity or enforceability of any other provision.

(f)

Effectiveness of Agreement.  Section 1 of this Agreement shall become effective upon the execution of this Agreement by the parties. All other terms of this Agreement shall become effective upon the Company’s acceptance of any funds raised from the private placement of up to $6,000,000.  The Company shall promptly notify Asher Brand of the Company’s acceptance of any funds raised from the private placement.

IN WITNESS WHEREOF, the Company and the Holder have caused this Waiver to be executed as of the date first written above.

BLASTGARD INTERNATIONAL, INC.

By: /s/ Michael J. Gordon, CFO
“SUBSCRIBERS”:

/s/ Alpha Capital Anstalt	/s/ Genesis Microcap Inc.
ALPHA CAPITAL ANSTALT	GENESIS MICROCAP INC.

/s/ Steven Gold	/s/ Asher Brand
STEVEN GOLD	ASHER BRAND

/s/ TRW Holdings Pty Limited
TRW HOLDINGS PTY LIMITED